Exhibit 23.4

[KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PAV Republic, Inc.

We consent to the use of our report dated March 18, 2005 with respect to the consolidated balance sheet of PAV Republic, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the year ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cleveland, Ohio
January 8, 2007